Exhibit 99.1

Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: November 3, 2011
Media Contact Virginia Aulin - 208 384 7837	Investor Relations Contact Jason Bowman - 208 384 7456

Boise Inc. Reports Financial Results for Third Quarter 2011
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $28.4 million, or $0.24 per diluted share, for third quarter 2011, compared with net income of $35.9 million, or $0.43 per diluted share, for third quarter 2010. EBITDA was $98.5 million for third quarter 2011, compared with $109.8 million for third quarter 2010.

Third Quarter Highlights

• Reported record sales of $251.6 million and record operating income of $32.0 million in Packaging segment

• Generated free cash flow[1] of $49.3 million

• Repurchased 13.4 million common shares for $76.3 million[2]

• Announced acquisition of Hexacomb, a leader in protective packaging products, in October

Financial Highlights
(in millions, except per-share data)

	3Q 2011	3Q 2010	2Q 2011
Sales	$631.7	$554.1	$603.1
Net income	$28.4	$35.9	$11.9
Net income per diluted share (2)	$0.24	$0.43	$0.11
Weighted average diluted common shares outstanding (2)	$118.0	$84.1	$111.8
EBITDA (3)	$98.5	$109.8	$70.5

Net total debt at period end (3)	$581.0	$604.0	$526.8

(1) Cash provided by operations less expenditures for property and equipment.

(2) During third quarter 2011, we repurchased 13.4 million of our common shares at an average price of $5.71 per share. We continued to repurchase shares and, through October 31, 2011, had repurchased a total of 15.0 million common shares for $84.7 million dollars. As of September 30 and October 31, 2011, we had 108.1 million and 106.4 common shares outstanding, respectively. For additional information see "Summary Notes to Consolidated Financial Statements and Segment Information."

(3) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

"We had strong performance in the third quarter, generating $49 million in free cash flow and setting sales and earnings records in our packaging business," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Despite increased input costs, our paper business results were also solid and benefited from improved office paper pricing.

"In October, we announced the acquisition of Hexacomb, a leader in honeycomb protective packaging products. Hexacomb has demonstrated strong growth, expands our position in protective packaging markets, and steps up our vertical integration. In our packaging business, the integration of Tharco is progressing well, and in our paper business, we grew sales volumes of our packaging demand-driven and premium office papers 5% over the prior-year quarter.
"In September, we completed the $75 million share repurchase program we announced in August and authorized a second $75 million repurchase program. Over the last twelve months, we have returned over $165 million in cash to shareholders through share repurchases and special dividends. We continue to look for ways to return capital to shareholders when our performance and outlook create the appropriate opportunity."
Sales
Total sales for third quarter 2011 were $631.7 million, up $77.6 million, or 14%, from $554.1 million for third quarter 2010, due primarily to the acquisition of Tharco Packaging, which was completed in March 2011, as well as higher net selling prices for linerboard, newsprint, and corrugated products. Total sales for third quarter were up $28.6 million, or 5%, from second quarter 2011 sales of $603.1 million, driven by higher prices for uncoated freesheet and increased sales volumes of corrugated products.
Prices and Volumes
Uncoated freesheet net selling prices were flat for third quarter 2011, compared with third quarter 2010, and increased 3%, compared with second quarter 2011, driven by improved pricing across our cut-size office papers. Total uncoated freesheet sales volumes were 312,000 short tons for third quarter 2011, a decrease of 2% versus the prior-year period and flat versus second quarter 2011.
Corrugated container and sheet sales volumes improved 31% during third quarter 2011, compared with third quarter 2010, due primarily to the acquisition of Tharco. Corrugated sales volumes increased 3%, compared with second quarter 2011, driven by seasonally stronger demand in agricultural markets. Corrugated container and sheet prices increased 18% during third quarter 2011, compared with third quarter 2010, driven primarily by product mix changes due to the Tharco acquisition, and increased 1% sequentially from second quarter 2011.
Compared with third quarter 2010, linerboard net selling prices to third parties increased 7% for third quarter 2011, due to price increases realized during the latter part of 2010. Linerboard net selling prices were flat, compared with second quarter 2011. Linerboard sales volumes to third parties were 55,000 short tons in third quarter 2011, up 15%, compared with third quarter 2010, driven by increased production of linerboard and solid demand in linerboard export markets. Linerboard sales volumes to third parties were flat sequentially from second quarter 2011.
Input Costs
Total fiber, energy, and chemical costs for third quarter 2011 were $259.6 million, an increase of $33.5 million, or 15%, compared with costs of $226.1 million for third quarter 2010. This increase was driven primarily by fiber costs associated with Tharco in our Packaging segment and higher fiber and chemical costs in our Paper segment. Costs for chemicals and fiber also increased sequentially from second quarter 2011 to third quarter 2011.

	Input Cost Summary
	(in millions)

	3Q 2011	3Q 2010	2Q 2011
Fiber	$143.7	$119.1	$137.7
Energy	52.2	52.4	52.7
Chemicals	63.8	54.6	56.6
Total	$259.6	$226.1	$246.9

Total fiber costs during third quarter 2011 were $143.7 million, an increase of $24.6 million, or 21%, compared with $119.1 million in third quarter 2010. This was driven primarily by increased purchased containerboard roll stock costs related to the Tharco acquisition in our Packaging segment and increased fiber and chemical costs in our Paper segment. These costs were offset partially by lower wood prices in our Packaging segment. Fiber costs increased $6.0 million, or 4%, compared with $137.7 million in second quarter 2011, driven primarily by increased production in the Paper segment. Second quarter 2011 included annual shutdowns at three mills.

Energy costs in third quarter 2011 were $52.2 million, a slight decrease, compared with third quarter 2010 and second quarter 2011, due to lower prices for natural gas that were offset partially by increased prices for electricity and increased production.
Chemical costs in third quarter 2011 were $63.8 million, an increase of $9.2 million, or 17%, compared with $54.6 million in third quarter 2010, and an increase of $7.2 million, or 13%, from $56.6 million in second quarter 2011, a result of increased prices for commodity chemicals.
Selling and distribution costs were $29.8 million in third quarter 2011, an increase of $15.9 million, compared with $13.9 million in third quarter 2010, due primarily to incremental expenses from Tharco's operations. Selling and distributions costs increased slightly from $29.5 million in second quarter 2011.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, November 3, 2011, at 12:00 p.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
A replay of the conference call will be available in Webcasts & Presentations from November 3, 2011, at 2:00 p.m. ET through November 2, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 19336637.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of paper and packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release and flexible packaging papers. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.
Consolidated Statements of Income
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2011 (1)	2010	2011 (1)	2011 (1)	2010
Sales
Trade	$619,396	$543,505	$592,784	$1,772,500	$1,540,368
Related parties	12,346	10,550	10,351	31,140	29,353
	631,742	554,055	603,135	1,803,640	1,569,721

Costs and expenses
Materials, labor, and other operating expenses	483,885	412,847	485,001	1,417,956	1,240,926
Fiber costs from related parties	4,786	4,905	4,383	13,609	19,904
Depreciation, amortization, and depletion	36,374	32,457	36,090	106,438	96,855
Selling and distribution expenses	29,799	13,884	29,483	78,655	41,872
General and administrative expenses	14,396	12,594	14,622	41,715	36,622
Other (income) expense, net	(130)	382	(813)	134	(238)
	569,110	477,069	568,766	1,658,507	1,435,941

Income from operations	62,632	76,986	34,369	145,133	133,780

Foreign exchange gain (loss)	(482)	386	55	(295)	750
Loss on extinguishment of debt (4)	—	—	—	—	(22,225)
Interest expense	(15,725)	(16,100)	(16,072)	(48,164)	(48,752)
Interest income	58	105	74	210	203
	(16,149)	(15,609)	(15,943)	(48,249)	(70,024)

Income before income taxes	46,483	61,377	18,426	96,884	63,756
Income tax provision	(18,119)	(25,454)	(6,529)	(37,929)	(27,208)
Net income	$28,364	$35,923	$11,897	$58,955	$36,548

Weighted average common shares outstanding (2):
Basic	115,657	80,664	106,754	101,250	80,366
Diluted	117,955	84,082	111,772	106,791	84,123

Net income per common share (2):
Basic	$0.25	$0.45	$0.11	$0.58	$0.45
Diluted	$0.24	$0.43	$0.11	$0.55	$0.43
For Footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2011 (1)	2010	2011 (1)	2011 (1)	2010
Segment sales
Paper	$390,608	$388,193	$371,052	$1,136,840	$1,105,881
Packaging	251,611	177,094	243,318	698,322	491,391
Intersegment eliminations and other	(10,477)	(11,232)	(11,235)	(31,522)	(27,551)
	$631,742	$554,055	$603,135	$1,803,640	$1,569,721

Segment income (loss)
Paper	$36,137	$56,884	$13,150	$90,257	$112,535
Packaging	32,039	24,758	27,494	73,159	36,093
Corporate and Other	(6,026)	(4,270)	(6,220)	(18,578)	(14,098)
	62,150	77,372	34,424	144,838	134,530

Loss on extinguishment of debt (4)	—	—	—	—	(22,225)
Interest expense	(15,725)	(16,100)	(16,072)	(48,164)	(48,752)
Interest income	58	105	74	210	203
Income before income taxes	$46,483	$61,377	$18,426	$96,884	$63,756

EBITDA (5)
Paper	58,608	78,787	35,513	157,143	177,605
Packaging	45,083	34,357	40,343	110,025	64,967
Corporate and Other (4)	(5,167)	(3,315)	(5,342)	(15,892)	(33,412)
	$98,524	$109,829	$70,514	$251,276	$209,160

For Footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	September 30, 2011 (1)	December 31, 2010
ASSETS

Current
Cash and cash equivalents	$169,628	$166,833
Short-term investments	—	10,621
Receivables
Trade, less allowances of $792 and $603	236,154	188,589
Other	6,976	3,839
Inventories	290,397	261,471
Deferred income taxes	18,856	16,658
Prepaid and other	11,809	5,214
	733,820	653,225

Property
Property and equipment, net	1,208,499	1,199,035
Fiber farms and deposits	20,694	18,285
	1,229,193	1,217,320

Deferred financing costs	26,025	30,396
Goodwill	103,242	—
Intangible assets, net	97,316	29,605
Other assets	8,240	8,444
Total assets	$2,197,836	$1,938,990

For Footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	September 30, 2011 (1)	December 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$103,125	$43,750
Income taxes payable	129	82
Accounts payable	190,607	179,214
Accrued liabilities
Compensation and benefits	57,999	54,574
Interest payable	23,509	10,535
Other	23,462	16,123
	398,831	304,278

Debt
Long-term debt, less current portion	647,456	738,081

Other
Deferred income taxes	155,630	88,200
Compensation and benefits	101,718	121,318
Other long-term liabilities	51,393	40,278
	308,741	249,796

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 108,052 shares and 84,845 shares issued and outstanding (2)	12	8
Treasury stock, 13,371 shares and none (3)	(76,328)	—
Additional paid-in capital (2) (3)	841,134	581,442
Accumulated other comprehensive income (loss)	(77,072)	(78,822)
Retained earnings	155,062	144,207
Total stockholders’ equity	842,808	646,835

Total liabilities and stockholders’ equity	$2,197,836	$1,938,990
For Footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Nine Months Ended
	September 30
	2011 (1)	2010
Cash provided by (used for) operations
Net income	$58,955	$36,548
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	111,123	102,856
Share-based compensation expense	2,676	2,774
Pension expense	8,569	7,429
Deferred income taxes	33,806	27,196
Change in fair value of energy derivatives	(244)	1,502
Other	1,317	(625)
Loss on extinguishment of debt	—	22,225
Decrease (increase) in working capital, net of acquisitions
Receivables	(17,711)	21,725
Inventories	(9,998)	(4,802)
Prepaid expenses	(1,301)	3,655
Accounts payable and accrued liabilities	10,619	13,605
Current and deferred income taxes	1,912	(543)
Pension payments	(25,659)	(18,463)
Other	1,481	208
Cash provided by operations	175,545	215,290
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	(201,289)	—
Expenditures for property and equipment	(83,869)	(66,697)
Purchases of short-term investments	(3,494)	(17,675)
Maturities of short-term investments	14,114	17,090
Sales of assets	1,757	646
Other	(251)	1,689
Cash used for investment	(273,032)	(64,947)
Cash provided by (used for) financing
Issuances of long-term debt	75,000	300,000
Payments of long-term debt	(106,250)	(327,846)
Payments of deferred financing costs	(160)	(11,861)
Repurchases of common stock (3)	(76,328)	—
Equity yield enhancement program (3)	(25,000)	—
Proceeds from exercise of warrants (2)	284,785	—
Payments of special dividend	(47,916)	—
Other	(3,849)	(6,580)
Cash provided by (used for) financing	100,282	(46,287)
Increase in cash and cash equivalents	2,795	104,056
Balance at beginning of the period	166,833	69,393
Balance at end of the period	$169,628	$173,449
For Footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2010 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2011, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.
On March 1, 2011, our wholly owned subsidiary Boise Paper Holdings, L.L.C., acquired 100% of the outstanding stock of Tharco Packaging, Inc. (Tharco) for a preliminary purchase price of $201.3 million plus or minus working capital adjustments. We financed the acquisition with existing cash and $75 million in borrowings on our revolving credit facility. For more information, including an allocation of the purchase price to the assets acquired and liabilities assumed, based on our estimates of the fair value at the date of the acquisition, see Note 2, Acquisition of Tharco Packaging, Inc., of the Condensed Notes to Unaudited Quarterly Consolidated Financial Statements in our September 30, 2011, Form 10-Q.

The consolidated financial statements included herein include Tharco for the period of March 1 through September 30, 2011, in the Packaging segment. In connection with the acquisition, we recognized $2.2 million of expense related to inventory purchase accounting adjustments during the three months ended March 31, 2011, and the nine months ended September 30, 2011.

2.
During the nine months ended September 30, 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares. During 2011, we received cash proceeds of approximately $284.8 million, which increased “Additional paid-in capital” on our Consolidated Balance Sheet at September 30, 2011, compared with December 31, 2010, and is recorded in “Proceeds from exercise of warrants” in our Consolidated Statement of Cash Flows for the nine months ended September 30, 2011.

3.
During third quarter 2011, we announced our intent to repurchase up to $150 million of our common stock through a variety of methods, including in the open market, privately negotiated transactions, or through structured share repurchases. As of September 30, 2011, we repurchased 13.4 million common shares at an average price of $5.71 per share, and as of October 31, 2011, we had repurchased 15.0 million common shares at an average price of $5.65 per share. For the three and nine months ended September 30, 2011, share repurchases decreased weighted average shares included in the basic and diluted net income per share calculation by 4.3 million and 1.4 million, respectively. All shares repurchased are recorded as "Treasury stock" on our Consolidated Balance Sheets and "Repurchases of common stock" on our Consolidated Statements of Cash Flows.

As part of our $150 million repurchase program, on September 14, 2011, we entered into an equity yield enhancement program that, upon maturity, could result in the repurchase of up to $25 million of our common stock. Under the program, we paid a financial institution $25 million in consideration for the financial institution's obligation to pay us cash or shares of our common stock, depending on the closing market price of our common stock when the agreement expires in December 2011.

4.	The nine months ended September 30, 2010, included $22.2 million of expense related to a loss on the extinguishment of debt.

5.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, net total debt, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended September 30, 2011 and 2010, the three months ended June 30, 2011, and the nine months ended September 30, 2011 and 2010 (unaudited, dollars in thousands):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2011	2010	2011	2011	2010
Net income	$28,364	$35,923	$11,897	$58,955	$36,548
Interest expense	15,725	16,100	16,072	48,164	48,752
Interest income	(58)	(105)	(74)	(210)	(203)
Income tax provision	18,119	25,454	6,529	37,929	27,208
Depreciation, amortization, and depletion	36,374	32,457	36,090	106,438	96,855
EBITDA	$98,524	$109,829	$70,514	$251,276	$209,160

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended September 30, 2011 and 2010, the three months ended June 30, 2011, and the nine months ended September 30, 2011 and 2010 (unaudited, dollars in thousands):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2011	2010	2011	2011	2010
Paper
Segment income	$36,137	$56,884	$13,150	$90,257	$112,535
Depreciation, amortization, and depletion	22,471	21,903	22,363	66,886	65,070
EBITDA	58,608	78,787	35,513	157,143	177,605
St. Helens mill restructuring	—	234	—	—	(72)
Change in fair value of energy hedges	—	742	—	—	1,263
EBITDA excluding special items	$58,608	$79,763	$35,513	$157,143	$178,796

Packaging
Segment income	$32,039	$24,758	$27,494	$73,159	$36,093
Depreciation, amortization, and depletion	13,044	9,599	12,849	36,866	28,874
EBITDA	45,083	34,357	40,343	110,025	64,967
Inventory purchase accounting expense	—	—	—	2,200	—
Change in fair value of energy hedges	—	143	—	—	239
EBITDA excluding special items	$45,083	$34,500	$40,343	$112,225	$65,206

Corporate and Other
Segment loss	$(6,026)	$(4,270)	$(6,220)	$(18,578)	$(14,098)
Depreciation, amortization, and depletion	859	955	878	2,686	2,911
Loss on extinguishment of debt	—	—	—	—	(22,225)
EBITDA	(5,167)	(3,315)	(5,342)	(15,892)	(33,412)
Loss on extinguishment of debt	—	—	—	—	22,225
EBITDA excluding special items	(5,167)	(3,315)	(5,342)	(15,892)	(11,187)

EBITDA	$98,524	$109,829	$70,514	$251,276	$209,160

EBITDA excluding special items	$98,524	$110,948	$70,514	$253,476	$232,815

The following tables reconcile net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended September 30, 2011 and 2010, the three months ended June 30, 2011, and the nine months ended September 30, 2011 and 2010 (unaudited, dollars and shares in thousands):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2011	2010	2011	2011	2010
Net income	$28,364	$35,923	$11,897	$58,955	$36,548
Inventory purchase accounting expense	—	—	—	2,200	—
Change in fair value of energy hedges	—	885	—	—	1,502
St. Helens mill restructuring	—	234	—	—	(72)
Loss on extinguishment of debt	—	—	—	—	22,225
Tax provision for special items (a)	—	(433)	—	(851)	(9,154)
Net income excluding special items	$28,364	$36,609	$11,897	$60,304	$51,049

Weighted average common shares outstanding: diluted (b)	117,955	84,082	111,772	106,791	84,123
Net income excluding special items per diluted share (b)	$0.24	$0.44	$0.11	$0.56	$0.61
____________

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate in effect for the period.

(b)
During second quarter 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares. For more information see Note 2 within this Summary Notes to Consolidated Financial Statements and Segment Information.

During third quarter 2011, we announced our intent to repurchase up to $150 million of our outstanding common stock. As of September 30, 2011, we had repurchased 13.4 million of our common shares at an average price of $5.71 per share. For the three and nine months ended September 30, 2011, share repurchases decreased the weighted average shares included in the basic and diluted net income per share calculation by 4.3 million and 1.4 million, respectively.
The following table reconciles total debt to net total debt as of September 30, 2011 and 2010, and June 30, 2011 (unaudited, dollars in thousands):

	September 30		June 30,
	2011	2010	2011
Current portion of long-term debt	$103,125	$37,500	$76,563
Long-term debt, less current portion	647,456	750,581	686,518
Total debt	750,581	788,081	763,081
Less cash and cash equivalents and short-term investments	(169,628)	(184,063)	(236,263)
Net total debt	$580,953	$604,018	$526,818